INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Hudson City Bancorp, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Hudson City Bancorp, Inc. of our report dated January 11, 2001, with respect to the consolidated statements of financial condition of Hudson City Bancorp, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Hudson City Bancorp, Inc.

 /s/ KPMG LLP
Short Hills, New Jersey
November 9, 2001